SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 14, 2012
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RESEARCH FRONTIERS INCORPORATED
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	1-9399	11-2103466
(STATE OR OTHER JURISDICTION	(COMMISSION FILE NUMBER)	(IRS EMPLOYER
OF INCORPORATION)		IDENTIFICATION NO.)

240 CROSSWAYS PARK DRIVE
WOODBURY, NEW YORK 11797-2033
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (516) 364-1902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

BMW announced today the debut in two weeks at the upcoming Paris Motor Show of the new BMW Concept Active Tourer. This vehicle’s entire composite glass roof uses patented SPD-SmartGlass technology from Research Frontiers Inc. (Nasdaq: REFR).

SPD-Smart technology is a film-based light-control technology that allows you to instantly change the tint of glass or plastic from clear to dark or anything in between. This can be done automatically or at the touch of a button. SPD-Smart technology also blocks over 99% of harmful UV radiation and allows users to control the heat, light and glare entering vehicles, aircraft, buildings and boats.

The “Cool Shade” panoramic roof feature using SPD-SmartGlass technology was noted, along with the vehicle’s other innovative features, in BMW’s official press release today:

"Cool Shade" panorama roof: changes spatial feel and temperature at the press of a button.

An innovative panorama sunroof creates a unique ambience, extending across the entire roof surface of the BMW Concept Active Tourer. The composite glass roof with innovative Suspended Particle Device (SPD) technology means that the desired brightness or temperature effect can be created at the press of an electric button - either being darkened to the level of powerful sunglasses or raised to crystal clear brightness. Occupants can achieve a special lighting effect by manually adding a large-area leaf structure design to the glass roof. Electrical impulses cause the molecular structure of the glass to change at continuously varying levels between light and dark according to preference. The play of light and shadow thus created highlights the sense of space, thereby generating a pleasantly atmospheric lighting effect on all seats.

Joseph M. Harary, President and CEO of Research Frontiers, invited the automotive industry to join him and BMW at the Paris Motor Show to experience the many design, engineering and energy-saving benefits of SPD-SmartGlass, and noted: “Over the past year, automakers representing 78% of the world’s volume production of premium cars have either introduced concept vehicles or serial production vehicles using our SPD-SmartGlass technology. Every day, thousands of people press a button and control our SPD-SmartGlass, making it the highest-performing and best selling smart glass in the world. The BMW Concept Active Tourer gives BMW customers a sneak peak at some of the innovative features that they can expect from driving a BMW.”

Details are noted in the press releases attached as exhibits to this report. These press releases are also available on the Company's website at www.SmartGlass.com and at various other places on the internet.

About Research Frontiers Inc.

Research Frontiers has invested over $86 million to develop SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. Research Frontiers holds approximately 300 patents on SPD-Smart technology worldwide. For further information about SPD-Smart technology, Research Frontiers and its licensees, please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

About The BMW Group

The BMW Group is one of the most successful manufacturers of automobiles and motorcycles in the world with its BMW, MINI, Husqvarna Motorcycles and Rolls-Royce brands. As a global company, the BMW Group operates 29 production and assembly facilities in 14 countries and has a global sales network in more than 140 countries.

In 2011, the BMW Group sold about 1.67 million cars and more than 113,000 motorcycles worldwide. The profit before tax for the financial year 2011 was euro 7.38 billion on revenues amounting to euro 68.82 billion. At 31 December 2011, the BMW Group had a workforce of approximately 100,000 employees.

The success of the BMW Group has always been built on long-term thinking and responsible action. The company has therefore established ecological and social sustainability throughout the value chain, comprehensive product responsibility and a clear commitment to conserving resources as an integral part of its strategy. As a result of its efforts, the BMW Group has been ranked industry leader in the Dow Jones Sustainability Indexes for the last seven years.

This report and the press releases referred to herein may include statements that may constitute "forward-looking" statements as referenced in the Private Securities Litigation Reform Act of 1995. Those statements usually contain words such as "believe", "estimate", "project", "intend", "expect", or similar expressions. Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management's current views and projections regarding economic conditions, industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company's financial condition and several business factors. Additional information regarding these and other factors may be included in the Company's quarterly 10-Q and 10K filings and other public documents, copies of which are available from the Company on request. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this report.

The information in this Form 8-K or the press release reproduced herein shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Research Frontiers Press Release dated September 14, 2012.

99.2	BMW Group Press Release dated September 14, 2012.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESEARCH FRONTIERS INCORPORATED

/s/ Joseph M. Harary
By: Joseph M. Harary
Title: President and CEO

Dated: September 14, 2012